Exhibit 3.1


                           Chapman and Cutler
                         111 West Monroe Street
                        Chicago, Illinois  60603

                            January 22, 1997



Van Kampen American Capital Distributors, Inc.
One Parkview Plaza
Oakbrook Terrace, Illinois  60181


     Re: Van Kampen American Capital Equity Opportunity Trust, Series 48


Gentlemen:

     We   have   served  as  counsel  for  Van  Kampen  American  Capital
Distributors, Inc. as Sponsor and Depositor of Van Kampen American Capital Equity Opportunity Trust, Series 48 (hereinafter referred to as the "Trust"), in connection with the preparation, execution and delivery of a Trust Agreement dated January 22, 1997, among Van Kampen American Capital Distributors, Inc., as Depositor, American Portfolio Evaluation Services, a division of Van Kampen American Capital Investment Advisory Corp., as Evaluator, Van Kampen American Capital Investment Advisory
Corp., as Supervisory Servicer, and The Bank of New York, as Trustee, pursuant to which the Depositor has delivered to and deposited the Securities listed in the Schedule to the Trust Agreement with the Trustee and pursuant to which the Trustee has provided to or on the order of the Depositor documentation evidencing ownership of Units of fractional undivided interest in and ownership of the Trust (hereinafter referred to as the "Units"), created under said Trust Agreement.

     In connection therewith we have examined such pertinent records and documents and matters of law as we have deemed necessary in order to enable us to express the opinions hereinafter set forth.

     Based upon the foregoing, we are of the opinion that:

          1. The execution and delivery of the Trust Agreement and the execution and issuance of certificates evidencing the Units in the Trust have been duly authorized; and

           2. The certificates evidencing the Units in the Trust, when duly executed and delivered by the Depositor and the Trustee in accordance with the aforementioned Trust Agreement, will constitute valid and binding obligations of such Trust and the Depositor in accordance with the terms thereof.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-17631) relating to the Units referred to above and to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.

                                    Respectfully submitted,


                                    CHAPMAN AND CUTLER

MJK/cjw